Filed Pursuant to Rule 433

Registration No. 333-209718

Final Term Sheet

June 7, 2017

€7,000,000,000

AT&T Inc.

€750,000,000 1.050% GLOBAL NOTES DUE 2023

€1,750,000,000 1.800% GLOBAL NOTES DUE 2026

€1,500,000,000 2.350% GLOBAL NOTES DUE 2029

€1,750,000,000 3.150% GLOBAL NOTES DUE 2036

€1,250,000,000 FLOATING RATE GLOBAL NOTES DUE 2023

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

1.050% Global Notes due 2023 (the “2023 Notes”),

1.800% Global Notes due 2026 (the “2026 Notes”),

2.350% Global Notes due 2029 (the “2029 Notes”),

3.150% Global Notes due 2036 (the “2036 Notes” and, together with the 2023 Notes, the 2026 Notes and the 2029 Notes, the “Fixed Rate Notes”),

Floating Rate Global Notes due 2023 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”)

TRADE DATE:	June 7, 2017

SETTLEMENT DATE (T+10):	June 21, 2017

MATURITY DATE:	September 4, 2023 for the 2023 Notes September 4, 2026 for the 2026 Notes September 4, 2029 for the 2029 Notes September 4, 2036 for the 2036 Notes September 4, 2023 for the Floating Rate Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	2023 Notes: €750,000,000 2026 Notes: €1,750,000,000 2029 Notes: €1,500,000,000 2036 Notes: €1,750,000,000 Floating Rate Notes: €1,250,000,000

REFERENCE EUR MIDSWAP RATE:	2023 Notes: 0.299% 2026 Notes: 0.670% 2029 Notes: 0.973% 2036 Notes: 1.319%

REOFFER SPREAD TO EUR MIDSWAP:	2023 Notes: +80 bps 2026 Notes: +115 bps 2029 Notes: +140 bps 2036 Notes: +185 bps

REFERENCE GOVERNMENT SECURITY:	2023 Notes: DBR 2.000% due August 15, 2023 2026 Notes: DBR 0.000% due August 15, 2026 2029 Notes: DBR 0.250% due February 15, 2027 2036 Notes: DBR 4.000% due January 4, 2037

REFERENCE GOVERNMENT PRICE/RATE:	2023 Notes: 114.105% / -0.260% 2026 Notes: 98.360% / 0.180% 2029 Notes: 99.920% / 0.258% 2036 Notes: 157.130% / 0.826%

REOFFER SPREAD TO GOVERNMENT SECURITY:	2023 Notes: +135.9 bps 2026 Notes: +164.0 bps 2029 Notes: +211.5 bps 2036 Notes: +234.3 bps

PRICE TO PUBLIC (ISSUE PRICE):	2023 Notes: 99.709% 2026 Notes: 99.835% 2029 Notes: 99.763% 2036 Notes: 99.738% Floating Rate Notes: 100.000%

REOFFER YIELD:	2023 Notes: 1.099% 2026 Notes: 1.820% 2029 Notes: 2.373% 2036 Notes: 3.169%

FEES:	2023 Notes: 27.5 bps 2026 Notes: 35 bps 2029 Notes: 37.5 bps 2036 Notes: 50 bps Floating Rate Notes: 27.5 bps

PRICE TO AT&T:	2023 Notes: 99.434% 2026 Notes: 99.485% 2029 Notes: 99.388% 2036 Notes: 99.238% Floating Rate Notes: 99.725%

NET PROCEEDS:	2023 Notes: €745,755,000 2026 Notes: €1,740,987,500 2029 Notes: €1,490,820,000 2036 Notes: €1,736,665,000 Floating Rate Notes: €1,246,562,500

USE OF PROCEEDS:	General corporate purposes, including funding the cash consideration for the Time Warner acquisition.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $3,000,000 of AT&T’s expenses.

INTEREST RATE:

2023 Notes: 1.050% per annum

2026 Notes: 1.800% per annum

2029 Notes: 2.350% per annum

2036 Notes: 3.150% per annum

Floating Rate Notes: Applicable EURIBOR Rate (based on the three-month EURIBOR) plus 85 basis points

INTEREST PAYMENT DATES:

For the Fixed Rate Notes: Annually on September 4, commencing on September 4, 2017.

For the Floating Rate Notes: Quarterly on each March 4, June 4, September 4 and December 4, commencing September 4, 2017; provided, however, that if any such interest payment date would fall on a day that is not a EURIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding EURIBOR business day; and provided further, that if the date of maturity is not a EURIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity.

DENOMINATIONS:	Minimum of €100,000 and integral multiples of €1,000 in excess thereof.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

SPECIAL MANDATORY REDEMPTION:	If AT&T does not consummate the Time Warner acquisition pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into on October 22, 2016, on or prior to April 22, 2018 or, if prior to such date the Merger Agreement is terminated, then in either case AT&T must redeem all of the Notes, except for the 2036 Notes, at a redemption price equal to 101% of the principal amount of such Notes, plus accrued but unpaid interest to, but excluding, the redemption date.

OPTIONAL REDEMPTION BY AT&T:	Each series of the Fixed Rate Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), in whole or from time to time in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), at a rate equal to the sum of the Treasury Rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), calculated by AT&T. Each series of the Fixed Rate Notes may be redeemed at any time on or after the applicable Par Call Date, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of such series of Fixed Rate Notes to be redeemed. Accrued interest will be payable to the redemption date.

	Series	Par Call Date	Make-Whole Spread
	2023 Notes	August 4, 2023	20 bps
	2026 Notes	June 4, 2026	25 bps
	2029 Notes	June 4, 2029	35 bps
	2036 Notes	June 4, 2036	35 bps

Floating Rate Notes: None.

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

ISIN:	2023 Notes: XS1629865897 2026 Notes: XS1629866192 2029 Notes: XS1629866275 2036 Notes: XS1629866432 Floating Rate Notes: XS1629866606

CUSIP:	2023 Notes: 00206R EC2 2026 Notes: 00206R ED0 2029 Notes: 00206R EE8 2036 Notes: 00206R EF5 Floating Rate Notes: 00206R EG3

COMMON CODE:	2023 Notes: 162986589 2026 Notes: 162986619 2029 Notes: 162986627 2036 Notes: 162986643 Floating Rate Notes: 162986660

LISTING:	AT&T intends to apply to list the Notes on the New York Stock Exchange.

FORM/CLEARING SYSTEMS:	Registered form only (not bearer). There will be a Global Note deposited with a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, Société Anonyme for each issue.

STABILIZATION:	FCA/ICMA

DAY COUNT FRACTION:	Fixed Rate Notes: ACTUAL/ACTUAL (ICMA), following, unadjusted Floating Rate Notes: ACTUAL/360, modified following, adjusted

RATINGS:	Moodys: Baa1 (Review for downgrade) S&P: BBB+ (CreditWatch Negative) Fitch: A- (Negative Watch)

JOINT BOOKRUNNERS:

Barclays Bank PLC, BNP Paribas, J.P. Morgan Securities plc and Merrill Lynch International

Banco Bilbao Vizcaya Argentaria, S.A., Banco Santander, S.A., Commerzbank Aktiengesellschaft and Société Générale

REFERENCE DOCUMENT:	Preliminary Prospectus Supplement, dated June 7, 2017; Prospectus, dated February 25, 2016

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS BANK PLC AT 1-888-603-5847 (TOLL FREE), BNP PARIBAS AT 1-800-854-5674 (TOLL FREE), J.P. MORGAN SECURITIES PLC AT +44-207-134-2468 (TOLL FREE) OR MERRILL LYNCH INTERNATIONAL AT 1-800-294-1322 (TOLL FREE).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.